Exhibit 10.1

SETTLEMENT AND STANDSTILL AGREEMENT

        This AGREEMENT, dated as of November 17, 2005 (this “Agreement”), is by and between Vesta Insurance Group, Inc., a Delaware corporation (“Vesta”), and the entities listed on Schedule A hereto (collectively, the “Newcastle Group” and together with Vesta the “Parties” and each a “Party”).

        WHEREAS, the Newcastle Group is the beneficial owner of 3,050,700 shares of common stock, par value $0.01 per share, of Vesta (the “Newcastle Held Shares”); and

        WHEREAS, the Vesta Board currently has nine (9) seats (including an existing vacancy in Class I, (the “Existing Class I Vacancy”)), which are divided into three (3) classes, each having three (3) seats. Class I has two (2) directors, whose terms expire in 2006, and one (1) vacancy (“Class I”); Class II has three (3) directors, whose terms expire in 2007 (“Class II”); and Class III has three (3) directors, whose terms expire in 2005 (“Class III”);

        WHEREAS, there is currently scheduled for November 17, 2005, the annual meeting of Vesta stockholders (the “2005 Annual Meeting”) to consider, among other things, the election of three (3) individuals to the Board of Directors of Vesta (the “Vesta Board”);

        WHEREAS, by letter dated September 28, 2005, Newcastle Partners, L.P. (“Newcastle Partners”) purported to provide notice to Vesta of its intention to nominate James C. Epstein, Mark J. Morrison and Steven J. Pully for election as directors of Vesta at the 2005 Annual Meeting (the “Stockholder Nominations”);

        WHEREAS, the Newcastle Group has filed a preliminary proxy statement (as amended, the “Newcastle Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) signaling its intention to solicit proxies in connection with (1) the Stockholder Nominations and (2) a purported stockholder proposal recommending to the Vesta Board that Newcastle be reimbursed for all expenses it incurs in connection with its solicitation of proxies for the 2005 Annual Meeting (the “Newcastle Proposal”);

        WHEREAS, on September 20, 2005, Vesta publicly announced that the Vesta Board had nominated for re-election Tambra L.G. Bailie, Norman W. Gayle III and Michael J. Gough (collectively, the “Vesta Nominees”), each to serve as Class III directors through Vesta’s annual meeting of stockholders to be held in 2008;

        WHEREAS, subject to and based upon the understanding contained in this Agreement, Newcastle Partners intends hereby to withdraw the Stockholder Nominations and refrain from (1) soliciting proxies in connection with the 2005 Annual Meeting and (2) contesting the election of the Vesta Nominees at the 2005 Annual Meeting;

        WHEREAS, a dispute has arisen between Vesta and the Newcastle Group regarding Florida Statute Section 628.461, which dispute has resulted in (1) litigation pending in the United States District Court for the Middle District of Florida, Tampa Division, captioned Vesta Insurance Group, Inc. v. Newcastle Partners, L.P., Case No. 8:05-CV-1680-T-27MSS (the “Florida Litigation”); and (2) an administrative proceeding before the State of Florida Office of Insurance Regulation (the “FOIR”), captioned In the Matter of: Acquisition of Shares of Vesta Insurance Group, Inc., by Newcastle Partners, L.P., Case. No. 82685-05 (the “FOIR Proceeding”);

        WHEREAS, the Parties have determined that the interests of the Parties and the stockholders of Vesta would best be served by avoiding the further expense and disruption that could be expected to result from the Florida Litigation, the FOIR Proceeding and a contested election; and

        WHEREAS, the Parties intend to provide hereby for, among other matters, (1) the full support from all parties of the Vesta Nominees in the election to take place at the 2005 Annual Meeting; and (2) following the 2005 Annual meeting, (a) the enlargement of the Vesta Board from nine (9) to ten (10) seats creating a new directorship in Class III; and (b) the appointment of Mark J. Morrison and Mark E. Schwarz, as Class III directors, to the Vesta Board (the final product of (1) and (2) being the “New Vesta Board Composition”). Furthermore, Vesta and the Newcastle Group desire to otherwise resolve all matters between them, including those matters at issue in or with respect to the Stockholder Nominations, the Florida Litigation, and the FOIR Proceeding.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:

SECTION 1. Representations.

(a)

Representations and Warranties of Vesta. Vesta hereby represents and warrants to the Newcastle Group that this Agreement has been duly authorized, executed and delivered by Vesta, and is a valid and binding obligation of Vesta, enforceable against Vesta in accordance with its terms.

(b)	Representations and Warranties of the Newcastle Group. Each member of the Newcastle Group hereby represents and warrants to Vesta that:

(i)

this Agreement has been duly authorized, executed and delivered by each member of the Newcastle Group, and is a valid and binding obligation of each member of the Newcastle Group, enforceable against each member of the Newcastle Group in accordance with its terms;

(ii)

except for the Newcastle Held Shares, which are beneficially owned solely by the members of the Newcastle Group as indicated in their Schedule 13D filed with the SEC, as amended, no Affiliate or Associate (as such terms are hereinafter defined) of any member of the Newcastle Group may be deemed the “beneficial owner” (as such term is hereinafter defined) of any shares of the Common Stock, par value $0.01, of Vesta (“Vesta Common Stock”) (including any direct or indirect rights, options or agreements to acquire Vesta Common Stock) or has any rights, options or agreements to acquire or vote, any other Vesta Common Stock; and

(iii)

all of the information contained in the preliminary proxy statement amendment, filed by the Newcastle Group, with the SEC, on October 17, 2005, is true, accurate, complete and in all material respects not misleading.

(c)

Certain Definitions. For purposes of this Agreement: the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); the terms “beneficial owner” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a person shall also be deemed to be the beneficial owner of all Vesta Common Stock that such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional; and the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

SECTION 2. Directors.

(a)

New Vesta Board Composition. In order to achieve New Vesta Board Composition, the Newcastle Group and Vesta agree that within three (3) business days following election of the Vesta Nominees at the 2005 Annual Meeting, the Parties will effect the following steps: (1) the Vesta Board will increase the size of the Vesta Board from nine (9) to ten (10) members; (2) Norman W. Gayle III will resign as a Class III director; (3) the Vesta Board will appoint Norman W. Gayle III to fill the Existing Class I Vacancy on the Vesta Board; and (4) the Vesta Board will appoint Mark J. Morrison and Mark E. Schwarz to fill two (2) resulting vacancies in Class III.

SECTION 3. 2005 Annual Meeting.

(a)	The Election of the Vesta Nominees. The Newcastle Group shall cause all shares of the Newcastle Held Shares and any other Vesta Common Stock beneficially owned by the members of the Newcastle Group, and/or their respective Affiliates or Associates, as of the record date for the 2005 Annual Meeting, to be present for quorum purposes and to be voted in favor of the Vesta Nominees at the 2005 Annual Meeting.

(b)	The Reimbursement Proposal. At the 2005 Annual Meeting, the Chairman of the 2005 Annual Meeting will submit, for stockholder approval, a proposal recommending to the Vesta Board that Newcastle Partners be reimbursed for up to $400,000 of the expenses it has incurred in connection with its solicitation of proxies for the 2005 Annual Meeting (the “Reimbursement Proposal”). Both Norman W. Gayle, III and Donald W. Thornton agree to abstain from voting their shares of Vesta Common Stock, whether held directly or indirectly, on the Reimbursement Proposal and shall not authorize any other person to vote on the Reimbursement Proposal.

SECTION 4. Acquisition of and Disposition of Stock.

(a)

Limits on Acquisition and Disposition of Stock. Each member of the Newcastle Group covenants and agrees that, from and after the date of this Agreement and until the expiration of the Standstill Period, as defined below, neither it nor any of its Affiliates or Associates will, without the prior written consent of Vesta specifically expressed in a vote adopted by the Vesta Board, directly or indirectly:

(i)

purchase, cause to be purchased, or otherwise acquire or agree to acquire, or become or agree to become the beneficial owner of any securities issued by Vesta, including any Vesta Common Stock and any securities convertible into or exchangeable for Vesta Common Stock or any other equity securities of Vesta if such purchases would result in the Newcastle Group (together with any Affiliates or Associates of any member of the Newcastle Group) owning more than nine and five-tenths percent (9.5%) of the issued and outstanding Vesta Common Stock;

(ii)

sell, cause to be sold, or otherwise dispose of or agree to dispose of, or divest itself of beneficial ownership of or agree to divest itself of beneficial ownership of, any securities issued by Vesta, including any Vesta Common Stock and any securities convertible into or exchangeable for Vesta Common Stock or any other equity securities of Vesta except as follows: The Newcastle Group members may sell any or all of the Newcastle Held Shares in brokerage transactions involving 100,000 or fewer shares if, in the reasonable belief of the Newcastle Group, such shares are not being accumulated by a single purchaser or group of purchasers acting together, provided, however, that during the Standstill Period the aggregate number of shares of Vesta Common Stock sold by the Newcastle Group shall not exceed one percent (1%) of the outstanding Vesta Common Stock per calendar week.

(b)	Equal Treatment. Subject to the terms of this Section 4, if, during the Standstill Period, Vesta should seek to raise capital through a pro rata offering to all holders of Vesta Common stock of rights to purchase additional shares of Vesta Common Stock, the Newcastle Group will be permitted to participate in such rights offering on the same terms as other holders of Vesta Common Stock. Notwithstanding the forgoing, nothing contained in this Agreement will (A) affect the operation of the Rights Agreement between Vesta and First Chicago Trust Company as Rights Agent, dated June 15, 2000, as amended (the “Rights Plan”); or (b) permit the Newcastle Group to participate in any offering of rights or other Vesta securities in connection with the Rights Plan from which the Newcastle Group would have otherwise been excluded.

(c)

If at any time before the 2008 Vesta stockholders meeting, the Newcastle Group’s ownership of Vesta Common Stock falls below five percent (5%) of the issued and outstanding Vesta Common Stock as a result of any sales of Vesta Common Stock by any member of the Newcastle Group (as opposed to as a result of any offering of Vesta securities by Vesta including, but not limited to, any stock dividend), Mark J. Morrison and Mark E. Schwarz shall immediately resign from the Vesta Board.

SECTION 5. Expenses

        If the Reimbursement Proposal is approved by a majority of shares voted on the Reimbursement Proposal (abstentions shall not be deemed to count for the purposes of this calculation), then within ten (10) business days following Vesta’s receipt of (1) a final report confirming the approval of the Reimbursement Proposal from the inspectors of the election for the 2005 Annual Meeting (employees of IVS Associates Inc.) or (2) a reasonably satisfactory documentation of the expenses described in this Section 5 from the Newcastle Group, whichever is received later, Vesta will reimburse the Newcastle Group for its reasonable out-of-pocket fees and expenses incurred (a) in performing the actions required under this Agreement and (b) through the date of the execution this Agreement, in connection with its activities relating to the 2005 Annual Meeting relating to: (1) the nomination or election of directors, the solicitation of proxies and any acts or filings in connection therewith; (2) the litigation before the Delaware Court of Chancery captioned Newcastle Partners, L.P. v. Vesta Insurance Group, Inc., C.A. No. 1485N; and (3) the negotiation and execution of this Agreement, provided such reimbursement shall not exceed $400,000 in the aggregate. Notwithstanding anything in this Agreement to the contrary, Vesta shall not reimburse the Newcastle Group for any expenses incurred in connection with the FOIR Proceeding or the Florida Litigation or any appeals associated with either of those two actions.

SECTION 6. Standstill Arrangements.

(a)

Each member of the Newcastle Group agrees that, during the five (5) months following the date of this Agreement (the “Standstill Period”), neither it nor any of its Affiliates or Associates will, without the prior written consent of Vesta, directly or indirectly, solicit, request, advise, assist or encourage others to:

(i)

form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” (other than the Newcastle Group) within the meaning of Section 13(d)(3) of the Exchange Act with respect to any shares of Vesta Common Stock or deposit any shares of Vesta Common Stock in a voting trust or similar arrangement or subject any shares of Vesta Common Stock to any voting agreement or pooling arrangement, other than pursuant to this Agreement;

(ii)

solicit proxies or written consents of stockholders with respect to Vesta Common Stock under any circumstances, or make, or in any way participate in, any “solicitation” of any “proxy” to vote any shares of Vesta Common Stock, or become a “participant” in any contested solicitation with respect to Vesta (as such terms are defined or used in Rule 14a-1 and Item 4 of Schedule 14A under the Exchange Act), or seek to advise or influence any person with respect to the voting, holding or disposition of any shares of Vesta Common Stock;

(iii)

seek to call, or to request the call of, a meeting of the stockholders of Vesta, or seek to make, or make, a stockholder proposal at any meeting of the stockholders of Vesta or make a request for a list of Vesta’s stockholders;

(iv)

commence or announce any intention to commence any tender offer for any shares of Vesta Common Stock, or file with or send to the SEC a Schedule 13D or any amendments to any Schedule 13D under the Exchange Act with respect to Vesta Common Stock to reflect changes to the disclosures set forth therein and exhibits filed therewith, except (A) for an amendment to the Schedule 13D filed with the SEC by the Newcastle Group with respect to the Newcastle Held Shares (the “Current Schedule 13D”) to reflect this Agreement, provided that the Newcastle Group shall, prior to the filing of any such amendment with the SEC, provide Vesta with a copy of such amendment as it is proposed to be so filed and a reasonable opportunity to review and comment thereon, and (B) to the extent such amendment is filed solely to report one or a combination of other actions (if any) permitted by this Agreement or authorized by Vesta in writing prior to the filling of the amendment. In addition, the Newcastle Group may file a Schedule 13D to comply with amendments after the date hereof to Section 13(d) of the Exchange Act, to the rules promulgated thereunder, or to the SEC’s interpretation of either of the foregoing (it being understood that nothing contained in this Section 6(a)(iv) shall be deemed to permit any action or disclosure that is otherwise prohibited by this Agreement). Such permitted amendments shall be referred to as the “Permitted Schedule 13D Amendments.” In no case shall Item 4 of the Current Schedule 13D be amended, except as otherwise permitted by this Section 6(a)(iv);

(v)	take any action or form any intention which would require an amendment to the Current Schedule 13D (other than amendments containing only Permitted Schedule 13D Amendments);

(vi)

make a proposal or bid with respect to, or announce any intention or desire to make, or publicly make or disclose, cause to be made or disclosed publicly, any proposal or bid with respect to, the acquisition of any substantial portion of the assets of Vesta or of all or any portion of the outstanding Vesta Common Stock, or any merger, consolidation, other business combination, restructuring, recapitalization, liquidation or other extraordinary transaction involving Vesta;

(vii)

act alone or in concert with others to seek control or influence in any manner the management, the Vesta Board (including the composition thereof) or the business, operation or affairs of Vesta; provided, however, that nothing contained herein shall prohibit Mark J. Morrison and Mark E. Schwarz from exercising their duties and obligations as directors of Vesta; or

(viii)

publicly disclose, or cause or facilitate the public disclosure (including by disclosure to any journalist or other representative of media) of, any request, or otherwise seek (in any manner that would require public disclosure by any member of the Newcastle Group or its Affiliates or Associates), to obtain any waiver or consent under, or any amendment of, any provision of this Agreement.

(b)

The 2006 Annual Meeting. Nothing in this Section 6 shall limit the actions of any member of the Newcastle Group from nominating directors for election at or submitting shareholder proposals for consideration at the 2006 Annual Meeting of Vesta’s stockholders or soliciting proxies or written consents of stockholders with respect to Vesta Common Stock, or making, or in any way participating in any “solicitation” of any “proxy” to vote any shares of Vesta Common Stock, or becoming a “participant” in any contested solicitation with respect to Vesta (as such terms are defined or used in Rule 14a-1 and Item 4 of Schedule 14A under the Exchange Act), or seeking to advise or influence any person with respect to the voting, holding or disposition of any shares of Vesta Common Stock relating to the 2006 annual meeting of Vesta’s stockholders.

SECTION 7. Withdrawal Stockholder Nomination and Proposal.

        Upon the execution of this Agreement, the Newcastle Group hereby withdraws the Stockholder Nominations and the Newcastle Proposal and shall immediately cease all efforts, direct or indirect, in furtherance of either the Stockholder Nominations or the Newcastle Proposal and any related solicitation and shall not vote, deliver or otherwise use any proxies heretofore obtained to the extent such proxies constitute votes against any of the 2005 Nominees at the 2005 Annual Meeting.

SECTION 8. The Conduct Agreement.

        The Parties agree that the provisions of this Agreement shall supersede and replace any provision of the Agreement Relating to the Meeting of Stockholders of Vesta Insurance Group, Inc. by and among the parties dated November 16, 2005 (the “Conduct Agreement”) that conflicts or overlaps in anyway with any provision of this agreement. Without limiting the generality of the forgoing, specifically (a) Section 3(f) of the Conduct Agreement shall be disregarded and deemed to be deleted; (b) and references to the “Reimbursement Proposal” in the Conduct Agreement shall be deemed to refer to the Reimbursement Proposal as defined in this Agreement as opposed to the “Reimbursement Proposal” as defined in the Conduct Agreement; and (c) the form of ballot attached to the Conduct Agreement is hereby amended and restated in the form attached hereto as Exhibit A.

SECTION 9. Press Releases and Other Public Statements.

        During the Standstill Period, Vesta and the Newcastle Group agree as follows:

(a)

Each member of the Newcastle Group agrees, subject to the requirements of applicable federal securities laws, to provide to Vesta an opportunity to review and comment on any press release, public filing or letter to Vesta’s stockholders containing statements about Vesta, prior to its public release.

(b)	Promptly after the execution of this Agreement, the Parties shall issue a press release in the form attached hereto as Exhibit B.

SECTION 10. Florida Litigation and FOIR Proceeding.

        Upon the execution of this Agreement:

(a)

The Parties will execute and promptly file with the United States District Court for the Middle District of Florida, Tampa Division, the Notice of Settlement and Joint Stipulation for Dismissal with Prejudice, in the forms attached hereto as Exhibit C; and

(b)

Vesta shall take no further actions to challenge the preliminary determination or final order issued in the FOIR Proceedings and Vesta shall remove its objection to the current result of the FOIR Proceeding. The Newcastle Group shall be entitled, in its sole discretion, to challenge the proposed fine.

SECTION 11. Policy and Procedures.

        At such time as Mark J. Morrison and Mark E. Schwarz shall become directors of Vesta in accordance with the terms of this Agreement, they shall agree in writing to be bound by the terms and conditions of Vesta’s policies and procedures applicable to the Vesta Board including its insider trading policy. Any grant of options by Vesta as a result of Mark J. Morrison and Mark E. Schwarz becoming a director of Vesta shall not be deemed to cause the Newcastle Group to violate the provisions of Section 6 of this Agreement.

SECTION 12. Confidentiality.

        Each member of the Newcastle Group (each, a “Recipient”) acknowledges the confidential and proprietary nature of the Confidential Information (as defined below), agrees to hold and keep the Confidential Information confidential as provided in this Agreement and otherwise agrees to each and every restriction and obligation in this Agreement. As used in this Agreement, the term “Confidential Information” means and includes any and all of the information concerning the business and affairs of Vesta that may hereafter be disclosed to Recipient by Vesta or by the directors, officers, employees, agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors (“Representatives”) of Vesta. To the extent that any Confidential Information may include materials subject to the attorney-client privilege, Vesta is not waiving and will not be deemed to have waived or diminished its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Confidential Information (including Confidential Information related to pending or threatened litigation) to Recipient. Recipient agrees that the Confidential Information (a) will be kept confidential by Recipient and Recipient’s Representatives and (b) without limiting the foregoing, will not be disclosed by Recipient (except to such person’s Representatives to the extent permitted by, and in accordance with, this Agreement) or by Recipient’s Representatives to any person except with the specific prior written consent of Vesta or except as expressly otherwise permitted by this Agreement. It is understood that Recipient may disclose Confidential Information only to those of Recipient’s Representatives who are informed by Recipient of the confidential nature of the Confidential Information and the obligations of this Agreement.

        Confidential Information shall not include information which (a) is publicly known at the time of disclosure through no breach of this Agreement or other wrongful act of the Recipient; or (b) was approved for release by Recipient by written authorization of Vesta.

        If Recipient or any of Recipient’s Representatives becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand or similar process) to make any disclosure that is prohibited or otherwise constrained by this Agreement, Recipient or such Representative, as the case may be, will provide Vesta with notice, as promptly as practicable in light of the circumstances, of such legal proceedings so that Vesta at its sole expense may seek an appropriate protective order or other appropriate relief or waive compliance with the provisions of this Agreement. In the absence of a protective order or Recipient’s receiving such a waiver from Vesta, Recipient or its Representative is permitted to disclose that portion (and only that portion) of the Confidential Information that Recipient or the Representative is legally compelled to disclose; provided, however, that Recipient and Recipient’s Representatives must use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any person to whom any Confidential Information is so disclosed.

        Each Recipient acknowledges that it and its Representatives are (i) aware that the United States securities laws prohibit any person who has material, non-public information concerning a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, and (ii) familiar with the Exchange Act, and that it and its Representatives will neither use, nor cause any third party to use, any Confidential Information in contravention of such Exchange Act.

        Upon the request of Vesta, immediately after either Vesta’s 2008 annual meeting of stockholders or the resignation of Mark J. Morrison and Mark E. Schwarz from the Vesta Board, whichever occurs sooner, (i) Recipient (A) shall promptly deliver to Vesta all documents or other materials disclosed by Vesta or any Vesta’s Representative to Recipient or Recipient’s Representatives constituting Confidential Information, together with all copies and summaries thereof in the possession or under the control of Recipient or Recipient’s Representatives, and (B) will destroy materials generated by Recipient or Recipient’s Representatives that include or refer to any part of the Confidential Information, without retaining a copy of any such material, or (ii) alternatively, if Vesta requests or consents to Recipient’s request, Recipient will destroy all documents or other matters constituting Confidential Information in the possession or under the control of Recipient or Recipient’s Representatives. Any such destruction pursuant to the foregoing must be certified by an authorized officer of Recipient in writing to Vesta.

SECTION 13. General Release.

(a)

Each member of the Newcastle Group, on its own behalf and on behalf of its Affiliates, Associates, successors, assigns, heirs, beneficiaries, attorneys, partners, limited partners, employees and agents (as applicable) (collectively, the “Newcastle Releasors”), hereby releases and discharges Vesta, and its respective directors, officers and employees (the “Vesta Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses, known or unknown (collectively, “Claims”), which the Newcastle Releasors may have had or may now have, own, or hold, or claim to have, own, or hold against the Vesta Releasees up to the date of this Agreement. The Newcastle Releasors specifically waive any rights under any statute, regulation or rule which purports to limit the right of persons to release or waive unknown Claims. Each of the Newcastle Releasors represents and warrants hereby that, with the exception of the complaint filed by the Newcastle Group in the Delaware Court of Chancery on July 7, 2005 to compel Vesta to hold an annual meeting, it has not filed any complaints or charges asserting any Claims against any of the Vesta Releasees with any local, state or federal agency or court, or assigned any such Claim to any other person. Each of the Newcastle Releasors agrees never to sue any of the Vesta Releasees or cause any of the Vesta Releasees to be sued regarding any matter within the scope of this General Release. If any of the Newcastle Releasors violates this General Release by suing any Vesta Releasee or causing any Vesta Releasee to be sued, the undersigned Newcastle Releasors agree to pay all reasonable costs and expenses of defending against the suit incurred by the Vesta Releasees, including reasonable attorneys’ fees.

(b)

Vesta, on its own behalf and on behalf of its Affiliates, Associates, successors, assigns, heirs, beneficiaries, attorneys, partners, limited partners, employees and agents (as applicable) (collectively, the “Vesta Releasors”), hereby releases and discharges each of the Newcastle Group, and its respective directors, officers and employees (the “Newcastle Releasees”) from any and all Claims which the Vesta Releasors may have had or may now have, own, or hold, or claim to have, own, or hold against the Newcastle Releasees up to the date of this Agreement. The Vesta Releasors specifically waive any rights under any statute, regulation or rule which purports to limit the right of persons to release or waive unknown Claims. Each of the Vesta Releasors represents and warrants hereby that, with the exception of in connection with the Florida Litigation and the FOIR Proceeding, it has not filed any complaints or charges asserting any Claims against any of the Newcastle Releasees with any local, state or federal agency or court, or assigned any such Claim to any other person. Each of the Vesta Releasors agrees never to sue any of the Newcastle Releasees or cause any of the Newcastle Releasees to be sued regarding any matter within the scope of this General Release. If any of the Vesta Releasors violates this General Release by suing any Newcastle Releasee or causing any Newcastle Releasee to be sued, the undersigned Vesta Releasors agree to pay all reasonable costs and expenses of defending against the suit incurred by the Newcastle Releasees, including reasonable attorneys’ fees.

(c)

Each of the undersigned Newcastle Releasors and Vesta Releasors acknowledges that it has read the contents of the foregoing applicable General Release, that it has had the opportunity to review such General Release with counsel of its choice, that it understands the same and that it has given such General Release as its own free act and deed.

(d)	Notwithstanding anything contained in this Section 13 to the contrary, this Section 13 shall not apply to any Claim arising out of a breach of the obligations contained in this Agreement.

SECTION 14. Remedies.

(a)

Each Party hereto hereby acknowledges and agrees that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the State of Delaware, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

(b)

The Parties hereto agree that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought solely and exclusively in the courts of the State of Delaware and/or the courts of the United States of America located in the State of Delaware (and the Parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 17 hereof shall be effective service of process for any such action, suit or proceeding brought against any Party in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the courts of the State of Delaware or the United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in any inconvenient forum.

SECTION 15. Assignment.

        No member of the Newcastle Group may make any assignment of any of its or his rights under this Agreement, by operation of law or otherwise, without the prior written consent of Vesta.

SECTION 16. Entire Agreement.

        This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

SECTION 17. Notices.

        All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto (“Notices”) shall be validly given, made or served, if such Notices are in writing and delivered by (i) U.S. registered mail, return receipt requested; (ii) a nationally reputable overnight courier; (iii) facsimile; or (iv) hand delivery to:

if to Vesta:	Vesta Insurance Group, Inc.
3760 River Run Drive
Birmingham, Alabama 35243
Attention: Don Thornton, Esq.
Fax: (205) 970-7022

with a copy to:	Balch & Bingham LLP
1901 Sixth Avenue North
Suite 2600
Birmingham, Alabama 35203
Attention: James F. Hughey, Esq.
Fax: (205) 488-5834

if to the Newcastle Group:	Newcastle Partners, L.P.
300 Crescent Court, Suite 1110
Dallas, Texas 75201
Attention: Mark E. Schwarz
Fax: (214) 661-7475

with a copy to:	Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attention: Steven Wolosky, Esq.
Fax: (212) 451-2222

SECTION 18. Law Governing.

        This Agreement shall be governed by and construed and enforced in accordance with the laws of the Delaware, without regard to any conflict of laws provisions thereof.

SECTION 19. Counterparts.

        This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 20. No Presumption.

        Each of the undersigned Parties hereby acknowledges that the undersigned Parties fully negotiated the terms of this Agreement, that each such Party had an equal opportunity to influence the drafting of the language contained in this Agreement and that there shall be no presumption against any such Party on the ground that such Party was responsible for preparing this Agreement or any part hereof.

SECTION 21. Enforceability.

        If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any such that is held invalid, void or unenforceable by a court of competent jurisdiction.

SECTION 22. No Admission.

        Nothing contained herein shall constitute an admission by any Party hereto of liability or wrongdoing.

SECTION 23. Survival of Representations.

        All representations and warranties made by the Parties in this Agreement or pursuant hereto shall survive the execution of this Agreement.

        IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

Vesta Insurance Group, Inc. By: /s/ Norman W. Gayle, III —————————————— Name: Norman W. Gayle, III Title: Chief Exeuctive Officer, Director ;

Newcastle Partners, L.P. By: Newcastle Capital Management, as general partner By: /s/ Mark E. Schwarz —————————————— Name: Mark E. Schwarz Title:: CEO

Newcastle Capital Management L.P. By: /s/ Mark E. Schwarz —————————————— Name: Mark E. Schwarz Title:: CEO

Newcastle Capital Group, L.L.C. By: /s/ Mark E. Schwarz —————————————— Name: Mark E. Schwarz Title:: CEO

By: /s/ Mark E. Schwarz —————————————— Mark E. Schwarz, individually

By: /s/ Mark J. Morrison —————————————— Mark J. Morrisoin, individually

By: /s/ James C. Epstein —————————————— James C. Epstein, individually

By: /s/ Steven J. Pully —————————————— Steven J. Pully, individually

Schedule A

Newcastle Partners, L.P.
Newcastle Capital Management, L.P.
Newcastle Capital Group, L.L.C.
Mark E. Schwarz
Mark J. Morrison
James C. Epstein
Steven J. Pully